Exhibit 10.2

FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE
AND ESCROW INSTRUCTIONS

THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND ESCROW INSTRUCTIONS (this “First Amendment”), is entered into effective as of May 4, 2011, by and between ADPT CORPORATION, a Delaware corporation, formerly known as Adaptec, Inc. (“Seller”) and SWIFT REALTY PARTNERS, LLC, a California limited liability company or its assignee (“Buyer”).  The parties hereto are sometimes jointly called the “Parties.”
R E C I T A L S:

A.           Buyer and Seller have entered into that certain AGREEMENT OF PURCHASE AND SALE AND ESCROW INSTRUCTIONS dated as of March 26, 2011 (“Agreement”), for the purchase and sale of that certain Property commonly referred to as 691 South Milpitas Boulevard, Milpitas, California, as more particularly described in the Agreement.

B.           The Due Diligence Period expires on May 4, 2011 at 5:00 p.m. PST, and the Buyer has requested an extension with respect on certain feasibility related matters.

C.           Buyer and Seller desire to amend the Agreement on the terms and conditions contained herein to extend the Due Diligence Period as to certain matters and to approve Buyer’s feasibility review of the Property as to certain other matters.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

1.           Certain Approvals.  Buyer hereby delivers an Approval Notice solely with respect to the matters described in Section 3.3.1 (Physical Inspections) and Section 3.3.4 (Preliminary Title Report and Survey).

2.           Extension of Due Diligence Period.  The Due Diligence Period set forth in Section 1.6 of the Agreement is hereby extended to Wednesday, May 11, 2011 at 5:00 p.m. PST, and unless Buyer delivers an Approval Notice in its sole and absolute discretion with respect to the matters set forth in Section 3.3.5 (Due Diligence Items) and Section 3.3.9 (Estoppels) prior to such deadline, the Agreement shall terminate and the Deposit shall be returned to Buyer.

3.           Binding Effect.  This First Amendment shall be binding upon and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

4.           Counterparts.  This First Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all of the Parties, notwithstanding that all such parties are not signatories to the original or the same counterpart.  The executed versions of this First Amendment may be delivered by fax and/or email transmission with the same effect as if originals were exchanged.

5.           Confirmation of the Agreement.  Except as set forth in this First Amendment, the Agreement is not being amended, supplemented or otherwise modified, and all of the undersigned agree that the terms, conditions and agreements set forth in the Purchase Agreement are hereby ratified and confirmed and shall continue in full force and effect.  Any capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the day first above written.

Seller:		Buyer:

ADPT Corporation,		SWIFT REALTY PARTNERS, LLC,
a Delaware corporation		a California limited liability company

By:	/s/ MARY DOTZ	By:	/s/ CHRISTOPHER PEATROSS
Name:	Mary Dotz	Name:	Christopher Peatross
Its:	Vice President & CFO	Its:	President

Date:	May 4, 2011	Date	May 4, 2011